Exhibit 5.1

October 13, 2005

The Board of Directors of Genesys S.A.
Ladies and Gentlemen:

We are acting as special French counsel for Genesys S.A. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended, by the Company of an aggregate of 500,000 shares of its common stock (the “Shares”) issuable upon exercise of stock options granted under the Genesys 2005 Stock Incentive Plan (the “Plan”).

We are familiar with the corporate proceedings of the Company to date with respect to the issuance and sale of its ordinary shares, including resolutions of the board of directors and extraordinary general shareholders’ meetings of the Company (the “Resolutions”) authorizing the issuance, offering, and sale of ordinary shares, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions expressed below.

We express no opinion as to any laws other than the laws of France and this opinion is to be construed under French law and is subject to the jurisdiction of the French courts.

The Board of Directors of Genesys, S.A.

October 13, 2005

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a validly existing société anonyme.

2. The Shares have been duly and validly authorized for issuance and, when issued by the Company and paid for in accordance with the corresponding resolutions of the extraordinary general meetings of shareholders and the board of directors, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:        /s/ Fabrice Baumgartner

Fabrice Baumgartner, a Partner